Exhibit 10.3

Laurence H. Midler Executive Vice President General Counsel CB Richard Ellis, Inc.	100 N. Sepulveda Boulevard Suite 1050 El Segundo, CA 90245 310 606 4710 Tel 310 606 4701 Fax larry.midler@cbre.com www.cbre.com

December 19, 2006

Robert E. Sulentic

6037 Lakehurst Avenue

Dallas, TX 75230

Re:	Amendment to Employment Agreement

Dear Bob:

Robert E. Sulentic (the “Executive”) and Trammell Crow Company (the “Company”) are parties to that certain employment letter agreement dated as of October 17, 2003 (the “Original Agreement”), which sets forth the terms of the Executive’s employment with the Company. On April 6, 2004 and October 17, 2005, the Executive and the Company amended the Original Agreement (the Original Agreement, as so amended, is hereinafter referred to as the “Employment Agreement”).

Pursuant to a certain Agreement and Plan of Merger by and among the Company, CB Richard Ellis Group, Inc. (the “Acquirer”) and A-2 Acquisition Corp. (the “Acquisition Subsidiary”), the Acquisition Subsidiary will merge with and into the Company (the “Merger”) and, as a result of the Merger, the Company will become a wholly owned subsidiary of the Acquirer. The effective time of the Merger is hereinafter referred to as the “Effective Time.” C.B. Richard Ellis, Inc., a wholly owned subsidiary of the Acquirer, is hereinafter referred to as the “Employer.”

In connection with the consummation of the Merger, the Employer and the Executive agreed to amend and supplement the Employment Agreement in certain respects as set forth in the letter agreement (the “First Amendment”) between Employer and Executive dated October 30, 2006, which First Amendment is to become effective at, but not before, the Effective Time.

The Executive and Employer wish to amend the terms of Section 2(c) of the Agreement and Section 4(d) of the First Amendment as set forth in this letter (this “Second Amendment”). The Executive and the Employer acknowledge and agree that this Second Amendment is being entered into for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Each capitalized term used but not otherwise defined in this Amendment will have the meaning given to that term in the Employment Agreement and the First Amendment.

1. Effectiveness. The provisions set forth in Section 2 of this Second Amendment shall take effect at, but not before, the Effective Time. If the Merger Agreement is terminated before the Merger is consummated, upon such termination, this Second Amendment shall automatically terminate and be void ab initio.

2. Vesting of Certain Equity Awards. Employer and Executive agree that Section 4(d) of the First Amendment is hereby amended and restated in its entirety to read as follows:

The Employer and the Executive agree that, by way of clarification, and except as set forth in this paragraph, the accelerated vesting of Awards upon the occurrence of a Change in Control shall apply (i) to all Awards held by the Executive immediately prior to the consummation of the Merger with respect to the Merger and (ii) to all Awards held by the Executive immediately prior to each subsequent Change in Control that occurs during the Employment Period; provided, that, notwithstanding the terms of Section 2(c) of the Agreement, the Employer and Executive agree that:

(i) Vesting with respect to the 30,000 shares of restricted stock subject to an Award held by the Executive that, absent the occurrence of the Merger or some other acceleration event, would otherwise have vested on April 8, 2007, will not accelerate immediately prior to the consummation of the Merger, but such shares shall vest in full on April 8, 2007, unless (A) the Executive’s employment is terminated by the Company for Cause or by the Executive for any reason other than Good Reason, and in either such case such shares would be forfeited by Executive or (B) any event occurs subsequent to the Merger that would otherwise cause the acceleration of the vesting of such shares, and in such case such shares would vest in full upon such acceleration event. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Employment Agreement, the First Amendment or any other policies or procedures of the Employer or the Acquirer, the only events upon which such shares will be forfeited prior to the vesting date is upon the occurrence of the events specified in clause (A) of this paragraph.

(ii) Vesting with respect to 27,000 shares of restricted stock subject to an Award held by the Executive that, absent the occurrence of the Merger or some other acceleration event, would otherwise have vested on April 8, 2008, will not accelerate immediately prior to the consummation of the Merger, but such shares shall vest in full on July 1, 2007, unless (A) the Executive’s employment is terminated by the Company for Cause or by the Executive for any reason other than Good Reason, and in either such case such shares would be forfeited by Executive or (B) any event occurs subsequent to the Merger that would otherwise cause the acceleration of the vesting of such shares, and in such case such shares would vest in full upon such acceleration event. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Employment Agreement, the First Amendment or any other policies or procedures of the Employer or the Acquirer, the only events upon which such shares will be forfeited prior to the vesting date is upon the occurrence of the events specified in clause (A) of this paragraph. As used herein, the restricted stock awards referred to in clauses (i) and (ii) of this Section 2 shall be referred to as the “Restricted Stock Award,” and the date upon which the entire Restricted Stock Award shall be fully vested shall be referred to as the “Vesting Date.”

3. Notice of Termination. Section 6(a) of the Employment Agreement is hereby amended to change the cure period therein with respect to events described in the definition of Good Reason that occur on or prior to the Vesting Date from 60 days to 15 days.

4. Definition of Cause. The definition of “Cause” set forth in Section 3(c) of the Employment Agreement is hereby amended in the following manner with respect to events described in such definition that occur on or prior to the Vesting Date:

    (i) Clause (i) of the definition shall be amended to provide as follows: “your continued failure to substantially perform your material obligations and duties under this Agreement (as amended by the Amendments), as determined in good faith by the Board, and which is not remedied in all material respects on or before the later to occur of (A) the business day immediately following the Vesting Date or (B) 30 days after your receipt of written notice thereof.”

    (ii) Clause (ii) of the definition shall be amended to provide as follows: “your breach of fiduciary duty against the Company that is materially harmful to the Company, as determined in good faith by the Board.”

    (iii) Clause (iii) of the definition shall be amended to delete the reference to Section 7 therein.

    (iv) Clause (v) of the definition shall be deleted.

5. D&I Change in Control.

    (i) Notwithstanding anything to the contrary contained in the Employment Agreement, the First Amendment or any policies, plans or procedures of the Acquirer or the Employer, in addition to all other triggers for acceleration of the Restricted Stock Awards, the vesting of the Restricted Stock Awards shall also automatically accelerate (such that such Restricted Stock Award shall be fully vested) upon the earliest of:

a.	Immediately prior to any Change in Control with respect to the D&I Business;

b.	Immediately following the taking of action at a meeting or by written consent of the Board of Directors of the Employer or the Acquirer regarding a possible Change in Control with respect to the D&I Business;

c.	Upon such time as either the Employer, the Acquirer or the D&I Business retains any person or entity to solicit or assist the solicitation of offers or indications of interest with respect to the acquisition of the D&I Business; or

d.	Upon such time as the Employer, the Acquirer or the D&I Business receives a bona fide offer by any other person or entity to acquire the D&I Business.

    (ii) Clause (A) of Section 4(g) of the First Amendment shall be amended and restated to provide as follows: “the Employer shall cause its (or the then owners of the D&I Business’) successor with respect to the D&I Business to succeed to the Employer as the Executive’s employer on substantially the same terms set forth in the Employment Agreement (as amended by the First Amendment and hereby) with respect to the remainder of the Employment Period, effective upon the effectiveness of such Change in Control with respect to the D&I Business, and furthermore, such Change in Control with respect to the D&I Business shall also constitute a Change in Control under the Employment Agreement (as amended by the First Amendment and hereby) and the Executive shall be entitled to the same rights and benefits that he would have otherwise been entitled to upon the occurrence of a Change in Control with respect to the Employer or the Acquirer.”

6. Effect on Employment Agreement; Conflicts. Except as specifically amended, acknowledged or supplemented in the First Amendment or this Second Amendment, from and after the Effective Time, the Employment Agreement will continue in full force and effect in accordance with its terms. In addition, and for the avoidance of doubt, in the event of a conflict between the terms of the Employer’s or the Acquirer’s plans and policies (including, without limitation, Investment Plans and bonus policies) and the terms of the Employment Agreement, the First Amendment, this Second Amendment or the Restricted Stock Agreement referred to herein (by way of example, with respect to forfeiture and acceleration of Awards), the applicable terms of the Employment Agreement, the First Amendment, this Second Amendment or the Restricted Stock Agreement shall govern and control.

7. Payment of Expenses. The Employer shall timely pay, on the Executive’s behalf, all reasonable expenses incurred by the Executive in connection with the negotiation, execution and delivery of this Second Amendment.

8. Counterparts. This Second Amendment may be executed (including by facsimile or electronic transmission) in any number of counterparts.

9. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

10. Entire Agreement. This Second Amendment, the First Amendment and the Exhibits thereto and the Employment Agreement constitute the sole understanding of the Employer and the Executive with respect to the subject matter hereof.

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By signing and countersigning this Amendment in the appropriate space set forth below, the Executive and the Employer have agreed to be bound by the terms and conditions set forth herein.

Sincerely,

CB RICHARD ELLIS, INC.

By:	/s/ Laurence H. Midler
Name: Laurence H. Midler
Title: Executive Vice President & General Counsel

Address:

100 North Sepulveda Blvd.
Suite 1050
El Segundo, CA 90245

ACKNOWLEDGED AND AGREED:

/s/ Robert E. Sulentic
Name: Robert E. Sulentic

Address:

6037 Lakehurst Avenue Dallas, TX 75230

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